CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2015
ELEVENTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.

2.
Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons (capitalized terms used but not defined herein are as defined in the Plan):

a.
To provide that those union Employees covered under the collective bargaining agreement covering Employees of the Target Rock operations of Curtiss-Wright Flow Control Corporation hired on or after June 1, 2019, or as soon as administratively practical thereafter, will become eligible to enroll in the Plan as soon as administratively practical after they have completed a Year of Eligibility Service (completion of at least 1,000 Hours of Service within a 12-month period); and

b.	To provide for the merger of the Tactical Communications Group, LLC 401(k) Plan into the Plan effective on or about August 1, 2019.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan:

1.	Section 2.01 is amended by adding a new subsection (h) at the end thereof to read as follows:
Effective as of June 1, 2019, or as soon as administratively practical thereafter, and notwithstanding the provisions of Section 2.01(e), but subject to Appendix A, each Employee described in Section 2.01(e)(iii) shall be eligible to become a Member in accordance with the provisions of Section 2.01(a). In no event shall a Casual Employee, Co-Op Student Employee or Temporary Employee be eligible to become a Member.

2.
The Tactical Communications Group, LLC 401(k) Plan (the “TCG Plan”) shall be and hereby is merged with and into the Plan effective on or about August 1, 2019, with     the surviving plan being the Plan. Any Member may invest his Accounts, including     amounts transferred to the Plan from the TCG Plan, in accordance with the Plan’s provisions relating to the investment of Members’ Accounts.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this 12th day of June 2019.

Curtiss-Wright Corporation
Administrative Committee

By:	/s/ Christopher J. McMahon